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                                                                   EXHIBIT 23(A)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation of our reports by reference in this registration statement on Form S-4 of our reports dated June 16, 1995 (except with respect to Note 20 for The Alpine Group, Inc. as to which the date is July 21, 1995) for The Alpine Group, Inc. included in The Alpine Group, Inc.'s Form 10-K for the year ended April 30, 1995, and for Superior Telecommunications Inc., a wholly-owned subsidiary of The Alpine Group, Inc., included in The Alpine Group, Inc.'s Form 8-K dated November 20, 1995, and Adience, Inc., a wholly owned subsidiary of The Alpine Group, Inc., included in The Alpine Group, Inc.'s Form 8-K dated November 20, 1995 and to all references to our Firm included in this registration statement.

                                          ARTHUR ANDERSEN LLP

New York, New York
November 20, 1995